Exhibit 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259
Dateline:	Fergus Falls, Minnesota
For release:	August 1, 2005	Financial Media
Otter Tail Corporation Reports Record Second Quarter Earnings;
Board of Directors Declares Dividend
Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended June 30, 2005 with the following highlights:
•	Consolidated net income from continuing operations increased to $11.0 million for the second quarter of 2005 compared with $7.8 million for the second quarter of 2004.

•	The corporation recorded an $11.9 million after-tax gain ($0.41 per diluted share) on the sale of Midwest Information Systems, Inc. (MIS) to Arvig Enterprises, Inc. in the second quarter of 2005.

•	Total consolidated net income, which includes the results of discontinued operations, increased to $22.3 million for the second quarter of 2005 compared with $8.0 million for the second quarter of 2004.

•	Diluted earnings per share from continuing operations increased to $0.37 for the second quarter of 2005 compared with $0.29 for the second quarter of 2004.

•	Total diluted earnings per share, which includes the results of discontinued operations, increased to $0.76 for the second quarter of 2005 compared with $0.30 for the second quarter of 2004.
Announcements:
•	On June 30, 2005 Otter Tail Power Company jointly announced an agreement along with six other utilities to build a new 600-megawatt coal-based electric generating plant at the existing Big Stone Plant site near Milbank, South Dakota. The project is contingent on approval of all necessary permits and financial conditions. The new plant is expected to commence operations in mid-2011.

•	On August 1, 2005 the Board of Directors declared a quarterly common stock dividend of $0.28 per share.

•	The corporation is reaffirming its 2005 diluted earnings per share guidance from continuing operations to be in the range of $1.50 to $1.70 and reaffirming its total diluted earnings per share guidance to be in the range of $1.80 to $2.00.

For the six months ended June 30, 2005 net income from continuing operations was $22.0 million compared with $16.1 million for the six months ended June 30, 2004. Total consolidated net income, which includes the results of discontinued operations, increased to $32.3 million for the six months ended June 30, 2005 compared with $16.3 million for the six months ended June 30, 2004. Diluted earnings per share from continuing operations were $0.74 for the six months ended June 30, 2005 compared with $0.60 for the six months ended June 30, 2004. Total diluted earnings per share, which include the results of discontinued operations, were $1.09 for the six months ended June 30, 2005 compared with $0.61 for the six months ended June 30, 2004.
“We are pleased with our strong second quarter results, which reflect increased earnings across our electric and nonelectric businesses as compared to the same period in 2004,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Electric segment earnings were up nearly $1 million with better than anticipated results in wholesale power markets. The combined net earnings from continuing operations in our nonelectric segments were $5.3 million, which is up over 70% from the second-quarter results from a year ago.” Erickson credits the substantial increase in nonelectric operations to improvements in the manufacturing and health services segments, along with continuing strong performance from the plastics segment. “We are also pleased with the significant positive impact on the corporation’s total earnings from the sale of Midwest Information Systems, which was completed during this quarter,” he said. In reaffirming earnings guidance for the year, Erickson said he anticipates the solid performance will continue for the remainder of 2005.
Quarterly Performance Summary
Electric
Net income in the electric segment for the quarter ended June 30, 2005 was $5.6 million compared with $4.7 million for the quarter ended June 30, 2004. Retail revenues were $59.5 million for the quarter ended June 30, 2005 compared with $49.3 million for the quarter ended June 30, 2004. Wholesale electric sales from company-owned generation increased to $4.3 million from $3.8 million for the same period last year despite a 27.1% decrease in megawatt hour (mwh) sales. Net revenue from the resale of purchased power, including net gains on forward energy contracts, increased to $6.1 million in the second quarter of 2005 from $3.0 million in the second quarter 2004, reflecting favorable results in wholesale power markets. A $13.7 million increase in total electric segment revenue between the quarters was primarily offset by a $12.6 million increase in operating expenses, mostly as a result of increased costs for purchased power for retail customers. Other items contributing to the increase in operating expenses between the quarters were wage and benefit cost increases and higher costs related to an increase in work performed for other utilities. The quarter was also impacted by $737,000 in costs incurred during a scheduled seven-week maintenance shutdown at Big Stone Plant in the second quarter of 2005 and $600,000 in costs incurred to repair damage caused by storms in the second quarter of 2005.
Plastics
Net income for the plastics segment was $2.4 million for the quarter ended June 30, 2005 compared with $2.3 million for the quarter ended June 30, 2004. Plastics revenues increased $3.4 million despite a 9.8% decrease in the pounds of polyvinyl chloride (PVC) pipe sold between the quarters. The increase in revenue reflects a 21.4% increase in the average sales price per pound of PVC pipe sold. Operating expenses increased $3.2 million due to increases in raw material costs. The average cost per pound of PVC pipe sold increased 22.9% between the quarters.
Manufacturing
The manufacturing segment’s revenues and net income were $67.9 million and $4.5 million, respectively, for the quarter ended June 30, 2005 compared to $50.4 million and $2.2 million for the same quarter in 2004. DMI Industries, Inc., the corporation’s manufacturer of wind towers and structural steel products, increased revenues by $10.2 million and net earnings by $1.4 million due to increased production and sales activity, in part related to the production tax credits for wind-generated electricity being in place for 2005 as well as continued improvements in productivity and capacity utilization. BTD Manufacturing, Inc., the corporation’s metal fabrication business, increased revenues $4.6 million and net earnings $0.1 million compared to the same quarter in 2004. The increase in BTD revenues mainly reflects recovery of higher raw material costs and additional sales related to the 2005 acquisition of Performance Tool & Die, Inc. ShoreMaster, Inc., the corporation’s manufacturer of waterfront equipment, reported a $1.7 million increase in revenue and a $0.3 million increase in net earnings in the second quarter of 2005 compared to the second quarter of 2004. T.O. Plastics, Inc., the corporation’s manufacturer of thermoformed plastics and horticultural products, increased revenues by $1.0 million and net earnings by $0.5 million due in part to a higher margin product mix.
Health Services
Net income in the health services segment was $1.2 million for the quarter ended June 30, 2005 compared with net income of $0.2 million for the quarter ended June 30, 2004. Scanning and other related service revenues increased $4.1 million while revenues from equipment sales and service increased $0.6 million between the periods. Growing scan counts, improved operating efficiencies in the imaging business and service cost reductions contributed to improved results in the health services segment over the second quarter of 2004.
Food Ingredient Processing
Second quarter 2005 results for the corporation’s food ingredient processing segment, established with the acquisition of Idaho Pacific Holdings, Inc. in August 2004, included operating revenues of $8.2 million and net income of $0.2 million. Net income has been impacted by lower than expected sales volumes, high energy costs, the increasing value of the Canadian dollar relative to the U.S. dollar and excess capacity in the flake market.
Other Business Operations
Other business operations had a net loss of $2.9 million for the quarter ended June 30, 2005 compared with a net loss of $1.6 million for the quarter ended June 30, 2004. This $1.3 million increase in net losses is mainly due to increases in the corporation’s health insurance costs, other employee benefit costs that are not allocated to the other operating segments and independent auditor fees related to Sarbanes-Oxley requirements.
Discontinued Operations
Discontinued operations includes the operating results of MIS, the corporation’s telecommunications company located in Parkers Prairie, Minnesota, St. George Steel Fabrication, Inc. (SGS), the corporation’s structural steel fabricator located in St. George, Utah, and Chassis Liner Corporation of Alexandria, Minnesota, the corporation’s manufacturer of auto and truck frame-straightening equipment and accessories. The sales of MIS and SGS were completed in the second quarter of 2005. The pending sale of Chassis Liner was in the process of negotiation as of June 30, 2005. Discontinued operations consists of two components: net income (loss) from discontinued operations, which was a loss of $0.1 million for the second quarter of 2005 compared with income of $0.2 million for the second quarter of 2004 and a net after-tax gain on the disposition of discontinued operations of $11.5 million in the second quarter of 2005. The net after-tax gain on sale of discontinued operations includes an $11.9 million gain on the sale of MIS, net of an after-tax loss on the sale of SGS and an estimated loss on the sale of Chassis Liner. The after-tax loss on the sale of SGS was increased by $0.2 million in the second quarter of 2005 from a projected loss of $1.6 million recorded in the first quarter of 2005. The corporation recorded an estimated after-tax loss on the pending sale of Chassis Liner of $0.2 million in the second quarter of 2005.
2005 Outlook
The corporation reaffirms its 2005 earnings guidance in the range of $1.50 to $1.70 of diluted earnings per share from continuing operations. Total earnings, which include expected earnings, gains and losses from discontinued operations, are expected to be in the range of $1.80 to $2.00 of diluted earnings per share.
Contributing to the earnings guidance for 2005 are the following items:
•	The corporation expects solid performance in the electric segment in 2005 although net income is anticipated to be lower than 2004 levels. This is primarily because of uncertainty in the wholesale electric markets due to the implementation of the Midwest Independent Transmission System Operator (MISO) electric markets on April 1, 2005 and anticipated lower margins on retail sales. Regulated returns in 2005 for the electric segment are expected to be consistent with authorized levels.

•	The corporation expects the plastics segment will perform well in 2005 due to continuing strong demand in the southwestern region of the country and sustained high PVC resin prices. 2005 net earnings for this segment are expected to be similar to 2004 net earnings.

•	The improving economy, continued enhancements in productivity and capacity utilization, and the extension of the production tax credit are expected to result in increased net income in the corporation’s manufacturing segment.

•	The health services segment is expected to grow net income in 2005 as the corporation continues to realize earnings improvement from its imaging business.

•	The corporation expects its food ingredient processing business to generate net income in the range of $2.1 million to $3.8 million for the year ending December 31, 2005. The revision in the low end of the range is due to lower than expected sales volumes, high energy costs, the increasing value of the Canadian dollar relative to the U.S. dollar and excess capacity in the flake market.

•	The other business operations segment is expected to show results similar to 2004. While the improving economy is having a positive impact on the transportation business and the extension of the production tax credit is expected to have a positive impact on the corporation’s electrical contracting business, earnings growth in these businesses are expected to be offset by weaker performance in the corporation’s other construction business, increased health and casualty insurance costs, and other employee benefit costs.
Risk Factors and Forward Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including the 2005 outlook, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to government regulations and actions that may have a negative impact on its business and results of operations.

•	Weather conditions can adversely affect the corporation’s operations and revenues.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months and six months ended June 30, 2005 and 2004 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and six months ended June 30, 2005 and 2004
In thousands, except share and per share amounts

	Quarter Ended June 30,		Year to date - June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating revenues by segment:
Electric	$74,150	$60,449	$147,633	$133,304
Plastics	36,004	32,636	68,159	59,072
Manufacturing	67,858	50,399	123,387	92,213
Health services	31,324	26,597	59,122	52,273
Food ingredient processing	8,234	—	17,489	—
Other business operations	39,707	33,906	74,604	67,421
Intersegment eliminations	(899)	(530)	(1,883)	(1,243)

Total operating revenues	256,378	203,457	488,511	403,040

Operating expenses:
Fuel and purchase power	30,453	21,096	57,168	46,615
Nonelectric cost of goods sold (excludes depreciation; included below)	140,042	110,941	263,676	213,958
Electric operating and maintenance expense	27,742	24,561	54,333	48,327
Nonelectric operating and maintenance expense	25,720	21,259	48,461	41,831
Depreciation and amortization	11,553	10,529	22,938	21,036

Total operating expenses	235,510	188,386	446,576	371,767

Operating income (loss) by segment:
Electric	9,852	8,777	23,929	26,411
Plastics	4,252	4,032	8,890	5,321
Manufacturing	8,662	4,206	11,205	5,254
Health services	2,247	532	3,773	956
Food ingredient processing	456	—	1,658	—
Other business operations	(4,601)	(2,476)	(7,520)	(6,669)

Total operating income — continuing operations	20,868	15,071	41,935	31,273

Interest charges	4,841	4,324	9,407	8,709
Other income	215	755	409	766
Income taxes — continuing operations	5,275	3,694	10,920	7,264

Net income (loss) by segment — continuing operations:
Electric	5,622	4,728	13,375	14,714
Plastics	2,362	2,290	4,999	2,929
Manufacturing	4,507	2,199	5,511	2,496
Health services	1,190	172	1,972	273
Food ingredient processing	210	—	951	—
Other business operations	(2,924)	(1,581)	(4,791)	(4,346)

Total net income — continuing operations	10,967	7,808	22,017	16,066
Discontinued operations
Income from discontinued operations net of taxes of ($96); $149; $237 and $153 for the respective periods	(149)	224	348	225
Net gain on disposition of discontinued operations — net of taxes of $6,820 and $5,769 for the three and six months ended June 30, 2005	11,486	—	9,910	—

Net income from discontinued operations	11,337	224	10,258	225

Total net income	22,304	8,032	32,275	16,291
Preferred stock dividend	183	184	367	368

Balance for common:	$22,121	$7,848	$31,908	$15,923

Average number of common shares outstanding—basic	29,158,140	25,891,440	29,142,118	25,842,241
Average number of common shares outstanding—diluted	29,263,643	26,013,519	29,244,698	25,969,648
Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.37	$0.29	$0.74	$0.61
Discontinued operations	$0.39	$0.01	$0.35	$0.01

	$0.76	$0.30	$1.09	$0.62

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.37	$0.29	$0.74	$0.60
Discontinued operations	$0.39	$0.01	$0.35	$0.01

	$0.76	$0.30	$1.09	$0.61

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(unaudited)

	June 30,	December 31,
	2005	2004
Current assets
Cash and cash equivalents	$16,179	$—
Accounts receivable:
Trade—net	120,232	116,141
Other	9,634	9,872
Inventories	95,808	72,504
Deferred income taxes	4,875	4,852
Accrued utility revenues	19,699	15,344
Costs and estimated earnings in excess of billings	25,120	18,145
Other	16,545	7,800
Assets held for sale from discontinued operations	9,938	30,937

Total current assets	318,030	275,595

Investments and other assets	45,985	42,650
Goodwill—net	97,970	92,196
Other intangibles—net	21,549	19,600

Deferred debits:
Unamortized debt expense and reacquisition premiums	6,828	7,291
Regulatory assets and other deferred debits	17,046	16,692

Total deferred debits	23,874	23,983

Plant
Electric plant in service	894,398	890,200
Nonelectric operations	216,045	208,311

Total	1,110,443	1,098,511
Less accumulated depreciation and amortization	449,240	436,856

Plant—net of accumulated depreciation and amortization	661,203	661,655
Construction work in progress	22,920	18,469

Net plant	684,123	680,124

Total	$1,191,531	$1,134,148

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(unaudited)

	June 30,	December 31,
	2005	2004
Current liabilities
Short-term debt	$78,000	$39,950
Current maturities of long-term debt	4,834	6,016
Accounts payable	75,294	84,433
Accrued salaries and wages	15,524	17,330
Accrued federal and state income taxes	19,311	3,700
Other accrued taxes	9,535	11,391
Other accrued liabilities	12,335	10,417
Liabilities from discontinued operations	1,835	8,585

Total current liabilities	216,668	181,822

Pensions benefit liability	18,652	16,703
Other postretirement benefits liability	25,957	25,053
Other noncurrent liabilities	13,719	11,874

Deferred credits
Deferred income taxes	119,084	121,301
Deferred investment tax credit	9,901	10,477
Regulatory liabilities	58,020	56,909
Other	4,587	1,662

Total deferred credits	191,592	190,349

Capitalization
Long-term debt, net of current maturities	259,615	261,805
Class B stock options of subsidiary	1,271	1,832
Class B stock of subsidiary	728	—
Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	145,854	144,885
Premium on common shares	91,233	87,865
Unearned compensation	(2,351)	(2,577)
Retained earnings	215,011	199,427
Accumulated other comprehensive loss	(1,918)	(390)

Total common equity	447,829	429,210

Total capitalization	724,943	708,347

Total	$1,191,531	$1,134,148